**SPECIFIC POWER OF ATTORNEY**

BE IT ACKNOWLEDGED, that I, Larry Wyche, the undersigned, do hereby grant a limited and specific power of attorney to the Corporate Secretary, and the Assistant Corporate Secretary, as my attorneys-in-fact. Said attorneys-in-fact shall have full power and authority to undertake and perform only the following acts on my behalf:

To execute all necessary documents on behalf of the undersigned to fully comply Section 16(a) of the Securities Exchange Act of 1934.

The authority herein shall include such incidental acts as are reasonably required to carry out and perform the specific authorities granted herein. My attorneys-in-fact agree to accept this appointment subject to its terms and agree to act and perform in said fiduciary capacity consistent with my best interest as my attorneys-in-fact in their discretion deem advisable.

This power of attorney is effective upon execution. This power of attorney may be revoked by me at any time and shall automatically be revoked six months after I no longer qualify as an "Insider" as defined by Section 16(a) of the Securities Exchange Act of 1934, provided any person relying on this power of attorney shall have full rights to accept and rely upon the authority of my attorneys-in-fact until in receipt of actual notice of said revocation.

Signed under seal this 12th day of November 2024.

Larry Wyche

Sworn to before me this
12th day of Nov., 2024.

Shivani Ajvalia
Notary Public

SHIVANI AJVALIA
Notary Public, State of New Jersey
Comm. # 50213645
My Commission Expires 8/29/2028